Exhibit 3.8

LIMITED LIABILITY COMPANY AGREEMENT

OF

BLACKSTONE REG FINANCE CO. L.L.C.

This Limited Liability Company Agreement (this “Agreement”) of Blackstone Reg Finance Co. L.L.C., a Delaware limited liability company (the “Company”), dated as of September 26, 2024, is entered into by Blackstone Holdings I L.P., a Delaware limited partnership, as the sole member of the Company (the “Sole Member”) for the purpose of forming the Company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”), and does hereby agree as follows:

1. Formation. A certificate of formation of the Company (the “Certificate”) was executed and filed with the Office of the Secretary of State of the State of Delaware on September 26, 2024.

2. Name. The name of the limited liability company shall be “Blackstone Reg Finance Co. L.L.C.”, or such other name as the Sole Member may from time to time hereafter designate.

3. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

4. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Sole Member deems necessary or advisable in connection with the foregoing.

5. Offices. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Sole Member may designate from time to time. As of the date hereof, the principal place of business and office of the Company is located at c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

6. Registered Agent; Registered Office. The Company’s registered office and agent for service of process in the State of Delaware is as set forth in the Certificate, or such other registered agent or office as the Sole Member may designate from time to time.

7. Members. The name and the mailing address of the Sole Member and the Sole Member’s percentage of limited liability company interest in the Company (the “Membership Interests”) is set forth on Schedule A attached hereto, as the same may be amended from time to time.

8. Term. The term of the Company commenced on the date of filing of the Certificate in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 16 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

9. Management. The business and affairs of the Company shall be managed by the Sole Member in accordance with the provisions of this Agreement. The Sole Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by any member under the laws of the State of Delaware. The Sole Member and Officers are hereby designated as an authorized person, within the meaning of the Act, with the nonexclusive power and authority to act as an agent of the Company and, in such capacity, to bind the Company in the ordinary course of the Company’s business and to execute any and all documents to be signed by the Company.

10. Officers. The Company, and the Sole Member on behalf of the Company, acting singly or jointly, may employ and retain persons as the Sole Member may deem necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Sole Member), including employees and agents who may be designated as officers (each, an “Officer”) with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “assistant vice president-taxes,” “treasurer,” “secretary,” “managing director,” “senior managing director”, “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Sole Member.

11. Capital Contributions. On or prior to the date hereof, the Sole Member has made, and after the date of this Agreement the Sole Member may make, capital contributions to the Company from time to time, which amounts shall be set forth in the books and records of the Company.

12. Transfers of Membership Interests. No Member may sell, assign, pledge or otherwise transfer or encumber all or a portion of its Membership Interests to any Person, except with the consent of the Sole Member. If the Sole Member transfers any of its Membership Interests pursuant to this Section 12, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement and such other documents and instruments as the Sole Member determines to be necessary or appropriate and the Sole Member shall amend Schedule A person to reflect such new person as a member.

13. Resignation. No Member shall have the right to resign from the Company, except with the consent of the Sole Member.

14. Allocations and Distributions. Distributions of cash or other assets of the Company to the Sole Member shall be made at such times and in such amounts as the Sole Member may determine.

15. Return of Capital. The Sole Member has the right to receive any distributions which include a return of all or any part of the Sole Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

16. Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following: (a) the written consent of the Sole Member, (b) any time there are no members of the Company unless the Company is to continue in accordance with the Act or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority set forth in Section 18-804 of the Act.

17. Amendments. This Agreement may only be amended by a writing duly signed by the Sole Member.

18. Other Business. The Sole Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19. Limited Liability. The Sole Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

20. Exculpation; Indemnification. Neither the Members, the Officers nor any of their respective affiliates or agents (collectively, “Covered Persons”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer, as applicable, by this Agreement. To the fullest extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer, as applicable, by this Agreement; provided, however, that any indemnity under this Section 20 shall be provided out of and to the extent of Company assets only, and neither the Member nor the Officer, as applicable, nor any other Covered Person, shall have personal liability on account thereof.

21. Banking Matters. The Sole Member and each Officer and any agent or employee of the Company, or other person designated by the Sole Member or such Officer is hereby authorized and empowered (A) to (i) establish one or more domestic or international accounts (including but not limited to, depository, checking, disbursement, custodian, or investment accounts, and other accounts as deemed necessary or expeditious for business purposes of the Company) (“Accounts”), in the name of the Company with any bank, trust company, savings and loan institution, brokerage firm or other financial institution which the Sole Member or said Officer shall from time to time designate as a depository of funds, securities or other property of the Company, for any purpose and on terms and conditions deemed appropriate by such person on behalf of the Company; and (ii) close Accounts of the Company now or hereafter established; and (B) to assign, limit or revoke any and all authority of any agent or employee of the Company, or other person designated by the Sole Member or such

Officer to (i) sign checks, drafts and orders for the payment of money drawn on the Company’s Accounts, and all notes of the Company and all acceptances and endorsements of the Company; (ii) execute or initiate electronic fund transfers; (iii) execute or initiate foreign currency exchange transactions; (iv) execute or initiate the investment of monies; and (v) initiate requests for information for any Account of the Company.

22. Authorized Person. Amy Donofrio is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, Amy Donofrio’s powers as an “authorized person” ceased.

23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

SOLE MEMBER:

BLACKSTONE HOLDINGS I L.P.

By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
	Name:	Tabea Hsi
	Title:	Senior Managing Director — Assistant Secretary

[Signature Page to the Limited Liability Company Agreement]

SCHEDULE A

Sole Member and Address	Membership Interests
Blackstone Holdings I L.P. c/o Blackstone Inc. 345 Park Avenue New York, New York 10154	100%